Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces Fourth Quarter Results,
Declares First Quarter Cash Dividend

COLUMBUS, Ga. - February 3, 2015 - Aflac Incorporated today reported its fourth quarter results.

Reflecting the weaker yen/dollar exchange rate, total revenues fell 4.9% to $5.5 billion during the fourth quarter of 2014, compared with $5.8 billion in the fourth quarter of 2013. Net earnings were $703 million, or $1.57 per diluted share, compared with $675 million, or $1.45 per share, a year ago.

Net earnings in the fourth quarter of 2014 included after-tax net realized investment gains of $83 million, or $.19 per diluted share, compared with net after-tax gains of $6 million, or $.01 per diluted share, a year ago. After-tax realized investment gains from securities transactions in the quarter were $28 million, or $.07 per diluted share. Hedging costs related to certain dollar investments of Aflac Japan on an after-tax basis, were $1 million in the quarter, or nil per diluted share. Realized after-tax net investment gains from other derivative and hedging activities in the quarter were $56 million, or $.12 per diluted share. In addition, net earnings included a gain of $39 million, or $.09 per diluted share, from other and nonrecurring items.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, but before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items. Aflac's derivative activities are primarily used to hedge foreign exchange and interest rate risk in the company’s investment portfolio as well as manage foreign exchange risk in certain notes payable and forecasted cash flows denominated in yen. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company’s insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for certain transactions such as profit repatriation and the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency translation as a financial reporting issue rather than an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

The average yen/dollar exchange rate in the fourth quarter of 2014 was 114.44, or 12.2% weaker than the average rate of 100.54 in the fourth quarter of 2013. For the full year, the average exchange rate was 105.46, or 7.5% weaker than the rate of 97.54 a year ago. Aflac Japan’s growth rates in dollar terms for the fourth quarter and the full year were suppressed as a result of the weaker yen/dollar exchange rate.

Operating earnings in the fourth quarter were $581 million, compared with $651 million in the fourth quarter of 2013. Operating earnings per diluted share decreased by 7.9% to $1.29 in the quarter, compared with $1.40 a year ago. The weaker yen/

dollar exchange rate decreased operating earnings per diluted share by $.08 for the fourth quarter. Excluding the impact from the weaker yen, operating earnings per diluted share decreased 2.1%, due primarily to anticipated increased spending in the fourth quarter.

Results for the full year of 2014 were also suppressed by the weaker yen. Total revenues were down 5.1% to $22.7 billion, compared with $23.9 billion for the full year of 2013. Net earnings were $3.0 billion, or $6.50 per diluted share, compared with $3.2 billion, or $6.76 per diluted share, for the full year of 2013. Operating earnings for the full year of 2014 were $2.8 billion, or $6.16 per diluted share, compared with $2.9 billion, or $6.18 per diluted share, in 2013. Excluding the negative impact of $.26 per share from the weaker yen, operating earnings per diluted share rose 3.9% for the full year of 2014.

Total investments and cash at the end of December 2014 were $107.3 billion, compared with $114.7 billion at September 30, 2014.

In the fourth quarter, Aflac repurchased $510 million, or 8.6 million shares, of its common stock. For the full year, the company purchased $1.2 billion, or 19.7 million of its shares. At the end of December, the company had 29.6 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $18.7 billion, or $42.30 per share, at December 31, 2014, compared with $17.9 billion, or $39.63 per share, at September 30, 2014. Shareholders’ equity at the end of the fourth quarter included a net unrealized gain on investment securities and derivatives of $4.7 billion, compared with a net unrealized gain of $3.4 billion at the end of September 2014. The annualized return on average shareholders’ equity in the fourth quarter was 15.4%. On an operating basis (excluding total net realized investment gains/losses in net earnings, unrealized investment gains/losses, and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 16.3% for the fourth quarter, or 18.9%, excluding the impact of the yen. For the full year, operating return on average shareholders’ equity, excluding currency, was 22.6%.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income, net of reinsurance, increased .2% in the fourth quarter. Net investment income increased 10.3%. Investment income growth was magnified by the weaker yen/dollar exchange rate because approximately 48% of Aflac Japan’s fourth quarter investment income was dollar-denominated, compared with 45% a year ago. Total revenues were up 1.7% in the fourth quarter. The pretax operating profit margin increased in the fourth quarter to 20.1% from 19.9% in the prior year. Pretax operating earnings in yen increased 2.8% on a reported basis but decreased 2.1% on a currency-neutral basis. For the full year, premium income in yen increased .1%, and net investment income rose 8.8%. Total revenues in yen were up 1.3%, and pretax operating earnings in yen grew 3.1%. On a currency-neutral basis, pretax operating earnings grew .3%.

Aflac Japan’s growth rates in dollar terms for the fourth quarter were suppressed as a result of the significantly weaker yen/dollar exchange rate. Premium income decreased 12.0% to $3.2 billion in the fourth quarter. Net investment income decreased 3.2% to $643 million. Total revenues decreased 10.7% to $3.8 billion. Pretax operating earnings declined 9.7% to $770 million. For the full year, premium income was $13.9 billion, or 7.5% lower than a year ago. Net investment income increased .4% to $2.7 billion. Total revenues were down 6.4% to $16.6 billion. Pretax operating earnings were $3.5 billion, or 4.7% lower than a year ago.

In the fourth quarter, total new annualized premium sales rose 1.5% to ¥33.4 billion, or $292 million. Third sector sales, which include cancer and medical products, increased 28.5% in the quarter. Bank channel sales decreased 37.6%, primarily reflecting continued declines in sales of the company's first sector WAYS product.

For the full year, new annualized premium sales were down 23.3% to ¥114.5 billion, or $1.1 billion. Third sector sales increased 6.1% for the full year.

AFLAC U.S.

Aflac U.S. premium income increased 1.2% to $1.3 billion in the fourth quarter. Net investment income was up 1.8% to $161 million. Total revenues increased 1.2% to $1.5 billion. The pretax operating profit margin was 13.7%, compared with 14.2% a year ago. Pretax operating earnings were $201 million, a decrease of 2.2% for the quarter. For the full year, total revenues were up 1.2% to $5.9 billion and premium income rose 1.1% to $5.2 billion. Net investment income increased 2.1% to $645 million. Pretax operating earnings were $1.1 billion, 3.3% higher than a year ago.

Aflac U.S. total new annualized premium sales increased 14.1% in the quarter to $454 million. For the full year, total new sales increased .7% to $1.4 billion.

DIVIDEND

The board of directors declared the first quarter cash dividend. The first quarter dividend of $.39 per share is payable on March 2, 2015, to shareholders of record at the close of business on February 17, 2015.

OUTLOOK

Commenting on the company’s fourth quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are extremely pleased with our sales in Japan and the U.S. More importantly, our 2014 operating earnings per diluted share growth of 3.9% excluding currency was at the high end of our 3% to 4% expectation.

“With 2014 marking Aflac Japan’s 40th year of operations, it is especially impressive that third sector sales increased 28.5% in the fourth quarter, particularly in comparison to strong third sector sales results that came in the fourth quarter of the prior two years. Aflac Japan’s third sector sales growth for the year was 6.1%, which was at the high end of our annual sales target. On the distribution side, our traditional agencies have been, and remain, key to our success. I’m also pleased that we continued to build on our partnership with Japan Post throughout the year, expanding the number of postal outlets and their agents selling our cancer products. Cancer insurance sales through all distribution outlets were up an impressive 176% for the quarter. As we look ahead to 2015, we believe that for the first nine months, third sector sales will average a 15% increase. With fourth quarter sales facing difficult comparisons, we believe third sector sales in the final quarter of 2015 could be down sharply. However, as always, we will be working to find ways to minimize that decline. At the end of the second quarter, when we have more insight, we will give additional guidance on the fourth quarter.

“Turning to Aflac U.S., I am very pleased with our fourth quarter sales results, which surpassed our expectations, increasing 14.1%. The strong fourth quarter sales drove annual sales results to an increase of .7%, which significantly exceeded our most recent sales expectation for the year. It is rewarding to see the changes we made to our sales organization in 2014, both in the career agent channel and the broker channel, yielded such promising results. Although one quarter doesn’t make a trend, I am very encouraged with how far we’ve come in a short period of time. However, I am not willing to say we’ve had a sales turnaround until I see first half sales results in 2015. Saying that, I remain encouraged and believe we should have a 3% to 7% increase in U.S. sales, with a target of 5%.

“Although we have not yet finalized our statutory financial statements, we estimate our 2014 risk-based capital ratio, or RBC, remained very strong and will exceed the third quarter estimate. Additionally, as a result of a significant decline in interest rates that led to substantial unrealized gains in the investment portfolio, Aflac Japan’s solvency margin ratio, or SMR, improved significantly, and we expect that it will be above 850%.

“We entered into a new reinsurance agreement on October 1, which released approximately ¥55 billion of Aflac Japan’s regulatory reserves. Half of that transaction was retroceded to an Aflac Incorporated subsidiary at the end of the year.

“As we have said for many years, we believe that growing the cash dividend and repurchasing our shares are the most attractive means for deploying capital. In 2014, we repurchased $1.2 billion, or 19.7 million of our shares, which is consistent with what we had communicated last October. We currently plan to repurchase $1.3 billion of our shares in 2015. As we indicated last quarter, we also increased the cash dividend 5.4%, effective with the fourth quarter, marking the 32nd consecutive year in which we’ve increased the cash dividend. Our objective is to grow the dividend at a rate generally in line with the increase in operating earnings before the impact of foreign currency translation.

“Once again, I was very pleased that we ended the year with our operating earnings per share at the high end of our 2014 estimate, although that result creates a tougher comparison when we look to 2015. Our objective remains to grow 2015 operating earnings per diluted share before currency 2% to 7%. Because overall financial markets are currently very challenging and interest rates are at significantly depressed levels, it is difficult to invest cash flows at attractive yields. Therefore, we will be very disciplined in selling first sector products in Japan, which will reduce cash flows to investments. I would also remind you that the progression of this year’s benefit ratios in both the U.S. and Japan, which have seen favorable trends, could also have a significant impact on our results. As always, we are working very hard to achieve our earnings-per-share objective while also ensuring we deliver on our promise to policyholders.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For nearly six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. In Japan, Aflac insures one in four households. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For eight consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2014, FORTUNE magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 16th consecutive year. Also, in 2014, FORTUNE magazine included Aflac on its list of Most Admired Companies for the 13th time, ranking the company number one in the life and health insurance category. Aflac Incorporated is a FORTUNE 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EST) on Wednesday, February 4, 2015.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2014	2013	% Change
Total revenues	$5,514	$5,801	(4.9)%
Benefits and claims	3,069	3,396	(9.6)
Total acquisition and operating expenses	1,370	1,377	(.4)
Earnings before income taxes	1,075	1,028	4.4
Income taxes	372	353
Net earnings	$703	$675	4.2%
Net earnings per share – basic	$1.57	$1.46	7.5%
Net earnings per share – diluted	1.57	1.45	8.3
Shares used to compute earnings per share (000):
Basic	446,370	462,058	(3.4)%
Diluted	449,030	465,505	(3.5)
Dividends paid per share	$.39	$.37	5.4%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2014	2013	% Change
Total revenues	$22,728	$23,939	(5.1)%
Benefits and claims	12,937	13,813	(6.3)
Total acquisition and operating expenses	5,300	5,310	(.2)
Earnings before income taxes	4,491	4,816	(6.7)
Income taxes	1,540	1,658
Net earnings	$2,951	$3,158	(6.5)%
Net earnings per share – basic	$6.54	$6.80	(3.8)%
Net earnings per share – diluted	6.50	6.76	(3.8)
Shares used to compute earnings per share (000):
Basic	451,204	464,502	(2.9)%
Diluted	454,000	467,408	(2.9)
Dividends paid per share	$1.50	$1.42	5.6%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2014	2013	% Change
Assets:
Total investments and cash	$107,341	$108,459	(1.0)%
Deferred policy acquisition costs	8,273	8,798	(6.0)
Other assets	4,153	4,050	2.5
Total assets	$119,767	$121,307	(1.3)%
Liabilities and shareholders’ equity:
Policy liabilities	$83,933	$89,402	(6.1)%
Notes payable	5,282	4,897	7.9
Other liabilities	11,836	12,388	(4.5)
Shareholders’ equity	18,716	14,620	28.0
Total liabilities and shareholders’ equity	$119,767	$121,307	(1.3)%
Shares outstanding at end of period (000)	442,445	459,413	(3.7)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2014	2013	% Change
Operating earnings	$581	$651	(10.7)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	28	(97)
Hedge costs related to foreign currency investments	(1)	(5)
Impact of other derivative/hedging activities	56	108
Other and non-recurring income (loss)	39	18
Net earnings	$703	$675	4.2%

Operating earnings per diluted share	$1.29	$1.40	(7.9)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.07	(.21)
Hedge costs related to foreign currency investments	—	(.01)
Impact of other derivative/hedging activities	.12	.23
Other and non-recurring income (loss)	.09	.04
Net earnings per diluted share	$1.57	$1.45	8.3%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2014	2013	% Change
Operating earnings	$2,797	$2,887	(3.1)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	119	41
Hedge costs related to foreign currency investments	(24)	(17)
Impact of other derivative/hedging activities	16	229
Other and non-recurring income (loss)	43	18
Net earnings	$2,951	$3,158	(6.5)%

Operating earnings per diluted share	$6.16	$6.18	(.3)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.26	.09
Hedge costs related to foreign currency investments	(.05)	(.04)
Impact of other derivative/hedging activities	.03	.49
Other and non-recurring income (loss)	.10	.04
Net earnings per diluted share	$6.50	$6.76	(3.8)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2014	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(8.6)%	.4%
Net investment income	(2.2)	3.4
Total benefits and expenses	(7.0)	1.9
Operating earnings	(10.7)	(5.1)
Operating earnings per diluted share	(7.9)	(2.1)

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31, 2014	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(5.3)%	.4%
Net investment income	.8	4.4
Total benefits and expenses	(4.6)	1.0
Operating earnings	(3.1)	.9
Operating earnings per diluted share	(.3)	3.9

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2015 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2014			Yen Impact
100	$6.47	-	6.77	5.0	-	9.9%	$.18
105.46*	6.29	-	6.59	2.1	-	7.0	—
115	6.01	-	6.31	(2.4)	-	2.4	(.28)
125	5.77	-	6.07	(6.3)	-	(1.5)	(.52)
135	5.56	-	5.86	(9.7)	-	(4.9)	(.73)
*Actual 2014 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector concentration of business in Japan; decline in creditworthiness of other financial institutions; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; inability to recognize tax benefits associated with capital loss carryforwards; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; ongoing changes in our industry; events that damage our reputation; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com